Exhibit 99.J

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on April 28, 2008 (including additional amendments thereto) with respect to the shares of Common Stock, no par value per share, of Whitney Information Network, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  April 28, 2008

INTERNATIONAL SECURITIES 3, LLC

/s/ Russell A. Whitney
Name: Russell A. Whitney
Title: Authorized Signatory

DAY ONE, LLC

/s/ Russell A. Whitney
Name: Russell A. Whitney
Title: Authorized Signatory

RUSSELL A. WHITNEY

/s/ Russell A. Whitney
Russell A. Whitney
Individually